Exhibit 99.1

PACT Provides Market Update

Beijing, China, April 18, 2008 /Xinhua-PRNewswire/ -- PacificNet, Inc. (NASDAQGM: PACT), a leading provider of e-commerce and gaming technology in China, announced the following market updates today:

1.  PACT has signed an agreement to sell its entire interest in Epro Telecom, a leading telecom, call center, and CRM company in China. Total sale consideration will be $21M HKD of which partial payment has already been received. PACT will continue to negotiate with interested buyers and potential investors to divest its non-core, non-gaming business units.

PacificNet's Major Operating Subsidiaries:

* PacificNet Games Limited (www.PactGames.com), is a leading provider of Asian multi-player electronic gaming machines, land-based and online gaming technology solutions, gaming related maintenance, IT and distribution services for the leading hotel, casino and slot hall operators based in Macau, China, Philippines and other Asian gaming markets.

* Take1 Technologies (www.Take1Technologies.com), is in the business of designing and manufacturing electronic multimedia entertainment kiosks, coin-op kiosks and machines, Electronic Gaming Machines (EGM), bingo and slot machines, AWP (Amusements With Prizes) games, server-based downloadable games systems, and Video Lottery Terminals (VLT) such as Keno and Bingo machines, including hardware, software, and cabinets.  Take1 has been a profitable company.

* Pacific Solutions Technology, is a CMM Level 3 certified software development center located in Shenzhen, China, that specializes in the development of client-server systems, internet e-commerce software, online and casino gaming systems and slot machines, as well as banking and telecom applications using Microsoft Visual C++, Java, and other rapid application development tools.  Pacific Solutions has been a profitable company for the past few years.

* SOLD:   PacificNet Epro (www.EproTel.com.hk): CRM Call Center and Customer Services Outsourcing. Epro has been a profitable company for the past few years.

* PacificNet Clickcom (www.clickcom.com.cn), MOABC.com: VAS, SP (SMS, WAP)

* Guangzhou WanRong (www.my2388.com): Value added telecom service provider (VAS, SP, SMS, MMS, IVR, WAP, Java Mobile Games).  WanRong has been a profitable company for the past few years.

* PacificNet Communications Limited (http://imobile.pacificnet.com), mobile telecom provider in Hong Kong. Pacific Communications has been a profitable company for the past few years.

*  iMobile China (www.imobile.com.cn, www.18900.com, wap.17wap.com) the leading e-commerce portal for mobile phone hardware, software, games and accessories online sales provider in China.  iMobile is also the designated e-commerce service provider and operator for Nokia (http://shop.nokia.com.cn) and Motorola (http://motostore.com.cn) and responsible for the design, operation, payment processing, customer services support hotline, CRM, and logistic services for Nokia and Motorola in China.  iMobile has been a profitable company for the past few years.

“We believe that this well-timed sale will free up cash so that we can focus on our gaming operations,” said Phillip Wong, CFO of PacificNet. “As we stated previously in our conference calls, PacificNet will continue to seek strategic alternatives for our legacy businesses while focusing on gaming going forward. We believe that this is a significant step in that direction as we just sold one of our larger telecom CRM units. In addition to improving liquidity and our focus, we believe this sale will also significantly simplify our operations as far as accounting, audit and SOX compliance. We plan to continue to sell our other legacy telecom assets as we are in on-going discussion with multiple potential buyers and investors to maximize our return, which we believe will boost our cash position. We feel this is a smart move for both our company and our shareholders.”

2.  Due to the sale of a major telecom CRM unit, PACT’s 2008 revenue projection will be adjusted according. Assuming the current stock market environment persists and without the possibility of new funding, PACT expects to achieve minimum $30 million revenue for Fiscal Year 2008, assuming no equity, convertible, or other financing during the year.

3.  On April 16, 2008, PACT received a letter from The NASDAQ Stock Market indicating that due to the delay in the filing of its Form 10-K for the period ended December 31, 2007, the Company's common stock is subject to delisting pursuant to NASDAQ Marketplace Rule 4310(c)(14). NASDAQ Marketplace Rule 4310(c)(14) requires the Company to make on a timely basis all filings with the Securities and Exchange Commission, as required by the Securities Exchange Act of 1934, as amended.

As PACT announced last week, the Company has delayed the filing of its 10-K annual report due to the an increase in its scale of operations and increased account work as a result of recent mergers and acquisitions.  PACT plans to file its 10-K annual report within one month.  PacificNet will appeal the NASDAQ Staff's determination by requesting a hearing before the NASDAQ Listing Qualifications Panel, which would automatically stay the delisting of PacificNet's common stock pending the Panel's review and determination. Although there can be no assurance that the Panel will grant the Company's request for continued listing, once the 10-K is filed, PACT believes the NASDAQ non-compliance situation will be remedied.

About PACT
PacificNet (PACT) is a leading provider of gaming and mobile game technology worldwide with a focus on emerging markets in Asia, Latin America and Europe. PacificNet's gaming products are localized to their specific markets creating an enhanced user experience for players and larger profits for operators. PacificNet's gaming clients include the leading hotels, casinos, and gaming operators in Macau, Europe and elsewhere around the world. PacificNet also maintains legacy subsidiaries in the call center and ecommerce business in China. PacificNet employs about 500 staff in its various subsidiaries with offices in the US, Hong Kong, Macau, China. For more information please visit http://www.PacificNet.com.

Contact
PacificNet USA office:
Jacob Lakhany
Tel:   +1-605-229-6678
Email: investor@pacificnet.com